EXHIBIT 99.1

Biocept Announces Pricing of $10.0 Million Underwritten Public Offering

SAN DIEGO (December 9, 2019) – Biocept, Inc. (NASDAQ: BIOC) (“Biocept” or the “Company”), a leading commercial provider of liquid biopsy solutions, today announced the pricing of an underwritten public offering of 24,600,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and warrants to purchase up to 24,600,000 shares of the Company’s common stock.  Each share of common stock or pre-funded warrant is being sold together with one warrant to purchase one share of common stock at a combined price to the public of $0.405 per share and warrant.  Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $10.0 million.

The warrants will be immediately exercisable at a price of $0.405 per share of common stock and will expire five years from the date of issuance.  Additionally, if the volume-weighted average price of our common stock is below the exercise price per share of the warrants on any trading day beginning the earlier of (i) 30 days from today, and (ii) the trading day on which the aggregate trading volume of our common stock is equal to more than three times the number of shares of common stock sold in the offering, then the warrantholders may elect to cashless exercise their warrants for a number of shares equal to 50% of the shares issuable upon cash exercise. Each pre-funded warrant has an exercise price of $0.01 per share, is exercisable immediately and will expire when exercised in full.  The shares of common stock or the pre-funded warrants and the accompanying warrants, can only be purchased together in the offering, but will be issued separately and will be immediately separable upon issuance.  The offering is expected to close on or about December 11, 2019, subject to customary closing conditions.

Maxim Group LLC is acting as the book-running manager and Dawson James Securities, Inc. is acting as a co-manager in connection with the offering.

Biocept also has granted to Maxim Group LLC a 45-day option to purchase up to an additional 3,690,000 shares of common stock and/or warrants to purchase up to 3,690,000 shares of common stock, at the public offering price less discounts and commissions.

The offering is being conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-234459), as amended, previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.  Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma. The Company uses its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA).

Forward-Looking Statements Disclaimer Statement

This press release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this release are not strictly historical, including without limitation statements as to our ability to close the offering and the gross proceeds from the offering, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release, except as required by law. Readers are advised to review our filings with the SEC, which can be accessed over the Internet at the SEC's website located at www.sec.gov.

Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

310-691-7100

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